ELinux,  Vendor  Agreement
--------------------------
2555  W.  190th  Street
Torrence,  CA  90504
(877)-38-LINUX
www.eLinux.com
--------------

This agreement is by and between Merlin Software located at "Vancouver, B.C." (herein called "Vendor") and eLinux.com, and its affiliates located at 2555 W. 19th St. in Torrence, CA 90504 (herein collectively called "Reseller").

1.0     APPOINTMENT  OF  RESELLER

1.1 Vendor grants to Reseller and Reseller accepts the non-exclusive right to purchase and resell all products produced and/or offered by Vendor during the term of this Agreement.

1.2 Pricing to Reseller. Vendor shall sell to Reseller at the lowest price and/or best discount at which Vendor makes the Product available to any other similar purchaser of equivalent volumes of the products. Reseller shall not be required to purchase any minimum amount or quantity of the product. If Vendor offers price discounts, promotional discounts or other special prices to its other similar customers. Reseller shall also be entitled to participate in and receive notice of the same no later than Vendor's other similar customers of equivalent volumes of products.

1.3 Payment Terms. The terms on Reseller's initial order from Vendor shall be net ninety (90) days. Subsequent order payment terms shall be net sixty (60) days from the date of receipt of Product or the date of the payment postmark date.

1.4 Price Adjustments. If Vendor reduces any Product price, or offers increased discounts to any customer, Vendor will promptly credit Reseller for the difference between the original product price and the reduced Product price for any Product in transit to Reseller on the price reduction or increased discount offer date and any unshipped orders, within thirty (30) days from the effective date of the reduced price. If the credit owed exceeds Reseller's account balance owing to Vendor, then Vendor will send a check. In the event that Vendor shall raise the list price of a Product, all orders for such Product placed prior to the effective date of the price increase shall be invoiced at the lower price. Vendor shall provide Reseller with sixty (60) days advance notice in writing of any price increases.

1.5 Participation in Pricing and Promotions. Vendor shall offer to Reseller the opportunity to participate in any promotions, advertising funds or market development fund program now in effect for any other similar Reseller or distributor of equivalent volumes of the products, or in the future offered to any other similar Reseller or distributor of equivalent volumes of the products, at the same time and on the same terms and conditions.

2.0     PRODUCT  RETURN

2.1 Stock Balancing. Reseller may return to Vendor at any time defective products purchased from the vendor for full credit or cash in the amount of the product's purchase price. Vendor will pay all freight charges for returned defective products.

2.2 Product Discontinuation. Vendor shall give Reseller thirty (30) days advance written notice of Product discontinuation. Reseller may return all such product for full credit of Product purchases price plus all reasonable freight charges incurred by Reseller in returning the Products.

2.3 Return Merchandise Guarantee. Vendor understands and agrees that from time to time, Reseller will accept merchandise return for customer satisfaction within one month from the data of sale to each customer. Such returns will be considered defective returns. Vendor agrees to accept all such returned merchandise for full credit to further orders only. RMS numbers will be issued for product up to from the date of retail sale to the end user. Vendor will pay the cost of freight on all defective returns.

3.0     VENDOR  SUPPORT  OBLIGATIONS

3.1 Evaluation Units. Vendor agrees to provide Reseller, free of charge, up to five fully working units of each product, for the purpose of demonstration and evaluation.

3.2 Support. At no charge to Reseller, Vendor shall support Product to the end-user. Vendor shall also supply to Reseller, its employees, and its customers reasonable amounts of sales literature, advertising materials, and training and support in Product sales. vendor shall, at a minimum: Initially provide to Reseller and subsequently timely update, free of charge, price schedules, data sheets, brochures, point-of-sale aids, technical information, instructional and other materials, online reviews, and relevant online information in regards to the product line; Keep Reseller timely informed of changes in product including upgrades, defects, incompatibilities, and other relevant matters; Provide Reseller, and its End Users, where appropriate, reasonable Product support by email or with phone assistance to the technical staff at eLinux.com as needed.

3.3     New  Product.  Vendor  shall endeavor to notify Reseller at least thirty
(30) days before the date any new product is introduced. Vendor shall make such Product available for resale by Reseller no later than the date it is first offered for sale in the marketplace.

3.4 Compatibility. Reseller shall not be held accountable for any customers system failure issues associated with the installation of the Vendor's product. Any issues that arise to this nature that cannot be resolved with technical support provided by the Reseller acting reasonably, shall be referred to the Vendor.

4.0     SHIPPING,  FREIGHT  AND  DELIVERY

4.1 Shipping and Freight. Vendor shall ship Product pursuant to Reseller purchase order(s) ("P.O.") PO's shall be shipped F.O.B. Reseller's designated warehouse with risk of loss or damage to pass to Reseller upon delivery to the U.S. based warehouse specified in Reseller's P.O. Vendor is responsible for all costs of freight including insurance, duties, and COD charges. All shortages shall be deducted from the invoice.

4.2 Delivery. All shipments shall arrive at Reseller's designated warehouse within 24 hours of the promised delivery time on the P.O. or Reseller shall receive a 2% discount on the invoice price. Reseller reserves the right to cancel any purchase order, in whole or in part, prior to shipment.

4.3 Product Information. Vendor shall provide Reseller and subsequent timely update, all relevant information with regard to product shipping weight, exact dimensions, and case quantity and size.

4.4 Packaging. Vendor agrees to provide to Reseller, at no cost, replacement packaging for all items damaged in shipping to reseller's U.S. based warehouse. In addition, Vendor will ship product in compliance with the following applications: Only one type, model and configuration of product shall be shipped on a single pallet; Each unique part number will be shipped with the same unique UPC code (i.e. the same part number will not be shipped bearing two or more different UPC codes). Each product shall be clearly marked on the outside of the box with its configuration and serial number. All boxes in which product is shipped shall be constructed of at least 200 burst cardboard box material. Vendor shall provide a packing list for each shipment showing each purchase order and invoice included in that shipment.

5.0     ADDITIONAL  TERMS

5.1 General Indemnity. Vendor shall defend, indemnify and hold harmless the reseller from and against any loss, damage or expense, including without limitation reasonable attorney's fees, arising from any claim, suit, judgment or proceeding brought or asserted any third party, or any nature, arising in any manner from, relative to or in conjunction with Vendor's acts of failure to act. FCC Compliance - In addition to any other warranties, express or implied, Vendor also warrants that all of its Products provided to Reseller are in full compliance with all applicable Federal Communication Commission requirements. Reseller shall defend, indemnify and hold harmless the reseller from and against any loss, damage or expense, including without limitation reasonable attorney's fees, arising from any claim, suit, judgment or proceeding brought or asserted any third party, or any nature, arising in any manner from, relative to or in conjunction with Reseller's acts or failure to act. FCC Compliance - In addition to any other warranties, express or implied.

5.2 Intellectual Property Warranty, Indemnity and Authorization. Vendor represents and warrants that it owns or is the authorized licensee of all right, title and interest in and to any trademarks, service marks, trade , trade names, logos, designs, copyright, patents and any other proprietary rights (the "IP Rights") that appear on Vendor's Products, are used in connection with the advertising or function of Vendor's Products or otherwise are associated with Vendor's Products. Vendor shall defend, indemnify and hold harmless Reseller from final judgments for damages by courts of competent jurisdiction, arising in any manner from, relative to or in connection with Vendor's IP Rights. Reseller shall have the right to participate in the defense of any claim or suit brought against Reseller and/or Vendor related to Vendor's IP right at Reseller's sole expense and through counsel of Reseller's choosing. Vendor hereby authorizes
Reseller to use Vendor's IP Right in Reseller's advertising, sale and distribution of Vendor's products with Vendor's reasonable guidelines on such use. Limitations on liability to valid U.S. patents issued as of the date of this Agreement. Any indemnity is conditional to Reseller promptly advising Vendor of any claim, cooperating or not, agreeing to settle or compromise the claim without Vendor approval.

5.3 Termination. This Agreement will remain in effect until terminated by either party without cause on 30 days notice in writing to the other party. This Agreement may be terminated for cause within 24 hours notice in writing to the other party. Any notice of cancellation of this Agreement shall be given in person or via confirmed fed-ex notification.

5.4 Entire Agreement/Conflicts. This Agreement is the entire contract between the parties, and supersedes all prior negotiation, understanding or agreements, written or oral. The Creative computer Advertising Agreement may supplement this Agreement, but this Agreement controls over any conflicting terms in the Advertising Agreement, this Agreement controls. To the extent that any term in a form or document used or prepared by Vendor differs or conflicts with this Agreement, this Agreement controls.

5.5 Modifications. Any and all changes and additions to the above must be agreed to in writing by both parties.

5.6 Governing Law, Jurisdiction and Venue. This Agreement is entered in California and the substantive laws of the state of California (and not the law regarding conflicts of law) shall govern any disputes. Any dispute arising from this Agreement or the Advertising Agreement shall be resolved in state or federal court in Los Angeles County, California and the parties hereby submit to jurisdiction and venue in such courts.

5.7 Statement on Y2K Compliancy. Vendor expressly warrants and represents that all products sold to Reseller under this Agreement will not produce operational, logical or arithmetic inconsistencies or otherwise fail to properly function when dealing with dates beyond 1999, the so-called Year 2000 Bug. Vendor understands that Reseller is relying upon this warranty and representation in purchasing product from Vendor and that but for this warranty and representation Reseller would not purchase and resell such products. Vendor further agrees to defend and indemnify Reseller from and against all successful claims, demands, suits or actions against Reseller or any of its affiliated or subsidiary companies arising out of or related to the failure of products purchased hereunder by Reseller to properly deal with the dates beyond 1999 as described herein. Any indemnification is conditional upon Reseller promptly notifying cooperating in the defence thereof and not compromising or agreeing to settlement of such claim without Vendor's consent. No liability to the extent that failure is due to interaction with third party products, or product customized to Resellers or End-Users specifications, or if failure is due to modifications to products by any party other than Vendor.

/s/S.  Montgomery V.P. Sales  April 4, 2000   /s/Komal Shah April 5th, 2000
------------------------------------------    ----------------------------
Vendor  Representative  Name/Title            eLinux.com  Representative Title

Vendor  Representative  Signature   Date

Komal  Shah,  Director  of  Marketing
-------------------------------------
eLinux.com  Signature   Date